SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.  20549





                                 FORM 8-K


                              CURRENT REPORT


                      Pursuant to Section 13 or 15(d)
                  of the Securities Exchange Act of 1934





Date of Report (Date of earliest event reported)  December 19, 1996


                DEAN WITTER REALTY GROWTH PROPERTIES, L.P.
          (Exact name of registrant as specified in its charter)


          Delaware                      0-18151                  13-3286866
(State or other jurisdiction          (Commission            (I.R.S. Employer
    of incorporation)                 File Number)          Identification No.)


  Two World Trade Center, New York, New York                      10048
   (Address of principal executive offices)                    (Zip Code)


Registrant's telephone number, including area code               (212) 392-1054



       (Former name or former address, if changed since last report)

Item 2.  Acquisition or Disposition of Assets

Pursuant to an agreement dated as of September 30, 1996 (as amended), Peninsula/DW Associates agreed to sell its 49.9% general partnership interests in the two partnerships (the "Property-Owning Partnerships") which own the Peninsula Office Park property.
Peninsula/DW Associates is owned 98% by the Partnership; the remaining 2% is owned by affiliates of the General Partner.

Peninsula/DW Associates sold the interests in the Property-Owning
Partnerships to interests controlled by William Wilson III, the managing general partner of the co-venturers therein, in a negotiated transaction. The sales price of the interests in the Property-Owning Partnerships totaled approximately $9.5 million, which consisted of a base price of approximately $7.7 million for the value of Partnership's interests in the Property-Owning Partnerships excluding the restaurant site, plus additional consideration based on the final valuation of the restaurant site.

The Partnership commissioned an independent appraisal to determine the value of its interests in the Property-Owning Partnerships excluding the restaurant site; the sale price of the interests was slightly higher than their appraised value.

The additional consideration for the restaurant site was dependent upon the outcome of the request to the City of San Mateo to permit the redevelopment of the restaurant building to an office building. The City approved the redevelopment project on November 25, 1996, and the statute of limitations on challenge to the project expired on January 2, 1997. The additional consideration for the restaurant site is approximately $1.8 million.

The closing of the sale took place on December 19, 1996.  $7.7 million of the purchase price was paid in cash at closing. The remaining $1.8 million of the purchase price is payable January 16, 1997.

                               SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               DEAN WITTER REALTY GROWTH PROPERTIES,
                                 L.P.

                           By: Dean Witter Realty Growth Properties
                                 Inc.
                               Managing General Partner


                           By: /s/ E. Davisson Hardman, Jr.
                               E. Davisson Hardman, Jr.
                               President




Date:  January 3, 1997

Item 7. Financial Statements and Exhibits

(b)   Pro Forma Financial Information

      On a pro forma basis, if the sale of the interests in the Property-Owning Partnerships had been consummated on September 30, 1996, the Partnership's Balance Sheet as of such date would have reflected an increase in Cash and cash equivalents of $7,735,000, an increase in Receivables of $1,778,000, a decrease in Excess of distributions and losses over cost of investments in partnerships of $6,781,000 and an increase in Partners' capital of $16,294,000. For the Statement of Operations, if the transaction were consummated as of January 1, 1995, for the year ended December 31, 1995 the Partnership's equity in net losses of partnerships would have decreased by $846,000, the minority interest in income from consolidated partnerships would have decreased by $17,000, the Partnership's net loss would have decreased by $829,000 and the net loss per limited partnership unit ("Unit") of $5.22 would have decreased by $10.12, to a profit of $4.90. For the Statement of Operations, if the transaction were consummated as of January 1, 1996, for the nine months ended September 30, 1996 the Partnership's equity in net losses of partnerships would have decreased by $457,000, the minority interest in income from consolidated partnerships would have decreased by $9,000, the Partnership's net income would have increased by $448,000 and the net income per Unit of $546.66 would have increased by $5.47 to $552.13. The pro forma adjustments to the Statement of Operations exclude the Partnership's non-recurring gain on the sale.

(c)   Exhibits

      (2)   Purchase & Sale Agreement dated as of
            September 30, 1996 by and among Peninsula/DW
            Associates, William Wilson III, Peninsula
            Office Park and Campus Drive Investment
            Company.